Exhibit 99.3

BioScrip, Inc.

Offer for all outstanding
8.875% Senior Notes due 2021,
in exchange for
8.875% Senior Notes due 2021

which have been registered under

the Securities Act of 1933, as amended

Pursuant to the Prospectus, dated          , 2015

The exchange offer will expire at 5:00 p.m., New York City time, on , 2015, unless extended. Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

             , 2015

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on          , 2015, unless extended, which we refer to as the expiration date in this letter. Old notes (as defined below) tendered pursuant to the exchange offer may be withdrawn at any time before the expiration date. Please furnish copies of the enclosed materials as quickly as possible to those of your clients for whom you hold old notes in your name or in the name of your nominee.

BioScrip, Inc., which we refer to as BioScrip in this letter, is offering, upon and subject to the terms and conditions set forth in the prospectus, dated          , 2015 and the enclosed letter of transmittal to exchange in the exchange offer its 8.875% Senior Notes due 2021, which have been registered under the Securities Act of 1933, as amended, for its outstanding 8.875% Senior Notes due 2021, which we refer to in this letter as the old notes. The exchange offer is being made in order to satisfy certain obligations of BioScrip contained in the Registration Rights Agreement, dated February 11, 2014 by and among BioScrip, the guarantors named therein, Jefferies LLC (“Jefferies”), Morgan Stanley & Co. LLC (“Morgan Stanley”) and SunTrust Robinson Humphrey, Inc. (“SunTrust,” and collectively, with Morgan Stanley and Jefferies, the “Initial Purchasers”) in connection with the initial private placement of the old notes.

We are requesting that you contact your clients for whom you hold old notes regarding the exchange offer. For your information and for forwarding to your clients for whom you hold old notes registered in your name or in the name of your nominee, or who hold old notes registered in their own names, we are enclosing the following documents:

1.	Prospectus, dated , 2015;

2.	The letter of transmittal for your use and for the information of your clients;

3.	A form of letter which may be sent to your clients for whose account you hold old notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer.

To participate in the exchange offer, a duly executed and properly completed letter of transmittal for old notes held in certificated form (or facsimile of the letter of transmittal) or an agent’s message instead of the letter of transmittal for old notes held in book-entry form, with any required signature guarantees and any other required documents, should be sent to the exchange agent, and certificates representing the old notes should be delivered to the exchange agent or the old notes should be tendered by the book-entry procedures described in the prospectus under “The Exchange Offer — DTC Book-Entry Transfers,” all in accordance with the instructions set forth in the letter of transmittal and the prospectus.

BioScrip will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the prospectus and the related documents to the beneficial owners of old notes held by them as nominee or in a fiduciary capacity. BioScrip will pay or cause to be paid all transfer taxes applicable to the exchange of old notes pursuant to the exchange offer, except as set forth in Instruction 6 of the letter of transmittal.

Any inquiries you may have with respect to the procedure for tendering old notes pursuant to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank National Association, the exchange agent for the exchange offer, at its address and telephone number set forth on the front of the letter of transmittal.

Very truly yours,

BioScrip, Inc.

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of BioScrip or the exchange agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, except for statements expressly made in the prospectus or the letter of transmittal.

Enclosures